                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement        / /  Confidential, for Use of the Commission
/x/  Definitive Proxy Statement              Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12


                                   REMEC INC.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                  REMEC, INC.
- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

/x/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

         -----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                                  REMEC, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 29, 1996
                            ------------------------

TO THE SHAREHOLDERS OF REMEC, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of REMEC, Inc., a California corporation ("REMEC" or the "Company"), will be held on Wednesday, May 29, 1996 at 4:00 p.m., Pacific time, at the Company's principal executive offices located at 9404 Chesapeake Drive, San Diego, California, for the following purposes:

          1. To elect directors to serve for the ensuing year and until their successors are elected.

          2. To approve an amendment to the Company's Bylaws to set the size of the Board of Directors from seven to eleven directors, with the exact number fixed by the Board of Directors.

          3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on April 17, 1996 are entitled to notice of and to vote at the meeting and any adjournments thereof.

     All shareholders are cordially invited to attend the meeting in person. Any shareholder attending the meeting may vote in person even if such shareholder previously signed and returned a Proxy.

                                          FOR THE BOARD OF DIRECTORS

                                          [SIGNATURE]

                                          RONALD E. RAGLAND,
                                          Chairman and Chief Executive Officer

San Diego, California
May 17, 1996


- - --------------------------------------------------------------------------------

        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE,
   DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED
   ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.
- - --------------------------------------------------------------------------------

                                  REMEC, INC.
                            ------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

     The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of REMEC, Inc. ("REMEC" or the "Company") for use at the Company's Annual Meeting of Shareholders (the "Annual Meeting") to be held Wednesday, May 29, 1996 at 4:00 p.m., Pacific time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company's principal executive offices located at 9404 Chesapeake Drive, San Diego, California, 92123. The telephone number at that address is (619) 560-1301.


     These proxy solicitation materials were mailed on or about May 17, 1996 to all shareholders entitled to vote at the Annual Meeting.


                 INFORMATION CONCERNING SOLICITATION AND VOTING

RECORD DATE AND SHARES OUTSTANDING

     Shareholders of record at the close of business on April 17, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 7,762,162 shares of the Company's common stock (the "Common Stock") were issued, outstanding and entitled to vote at the meeting.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

     Every shareholder voting for the election of directors may exercise cumulative voting rights and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute such shareholder's votes on the same principle among as many candidates as the shareholder may select. However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate votes. On all other matters each share is entitled to one vote on each proposal or item that comes before the Annual Meeting.

     The Company intends to include abstentions and broker non-votes as present or represented for purposes of establishing a quorum for the transaction of business. However, abstentions are counted as votes against a proposal for purposes of determining whether or not a proposal has been approved, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     Solicitation of proxies may be made by directors, officers and other employees of the Company by personal interview, telephone, facsimile or other method. No additional compensation will be paid for any such services. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the shareholders, will be borne by the Company. The Company may reimburse the reasonable charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold shares of Common Stock.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

NOMINEES

     The By-Laws of the Company provide for a Board consisting of not fewer than five nor more than nine directors. The size of the Board is set at nine effective as of the date of the Annual Meeting. Nine directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nine nominees named below. All of the nominees named below except Mr. Corcoran and Mr. Gibbs are presently directors of the Company. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible. In such event, the specific nominees for whom such votes will be cumulated will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified. It is not expected that any nominee will be unable or will decline to serve as a director.

     The name of and certain other information regarding each nominee is set forth in the table below.

                                                                                        DIRECTOR
          NAME             AGE                 POSITION WITH THE COMPANY                 SINCE
- - -------------------------  ---     -------------------------------------------------    --------
Ronald E. Ragland........  54      Chairman of the Board and Chief Executive Officer      1983
Errol Ekaireb............  57      President, Chief Operating Officer and Director        1985
Jack A. Giles............  54      Executive Vice President, President of REMEC           1984
                                   Microwave and Director
Denny Morgan.............  42      Senior Vice President, Chief Engineer and              1983
                                   Director
Andre R. Horn............  67      Director                                               1988
Jeffrey M. Nash..........  48      Director                                               1988
Gary L. Luick............  55      Director                                               1994
Thomas A. Corcoran.......  51                                                               --
William H. Gibbs.........  52                                                               --

     There is no family relationship between any of the directors or executive officers of the Company.

     MR. RAGLAND was a founder of the Company and has served as Chairman of the Board and Chief Executive Officer of the Company since January 1983. Prior to joining the Company, he was General Manager of KW Engineering and held program management positions with Ford Aerospace Communications Corp., E-Systems, Inc. and United Telecommunications, Inc. Mr. Ragland was a Captain in the United States Army and holds a B.S.E.E. degree from Missouri University at Rolla and an M.S.E.E. degree from St. Louis University.

     MR. EKAIREB has served as President and Chief Operating Officer of the Company since 1990 and a director of the Company since 1985. Mr. Ekaireb served as Vice President of the Company from 1984 to 1987 and as Executive Vice President and Chief Operating Officer from 1987 to 1990. Prior to joining the Company, he spent 23 years with Ford Aerospace Communications Corp. Mr. Ekaireb holds B.S.E.E. and B.S.M.E. degrees from West Coast University and has completed the University of California, Los Angeles Executive Program.

     MR. GILES joined the Company in 1984. He was elected as a director in 1984, Vice President in 1985, Executive Vice President in 1987 and was elected President of REMEC Microwave in 1994. Prior to joining the Company he spent approximately 19 years with Texas Instruments in program management and marketing. Mr. Giles holds a B.S.M.E. degree from the University of Arkansas and is a graduate of Defense Systems Management College.

     MR. MORGAN was a founder of the Company and has served as Senior Vice President, Chief Engineer and a director of the Company since January 1983. Prior to joining the Company, he worked with KW Engineering, Micromega, General Dynamics Corporation and Pacific Aerosystems, Inc. Mr. Morgan holds a B.S.E.E. degree from the Massachusetts Institute of Technology and was the Four Year Chancellor's Intern Fellowship Recipient at the University of California, Los Angeles.

     MR. HORN has been a director of the Company since 1988. Mr. Horn is the retired Chairman of the Board of Joy Manufacturing Company. From 1985 to 1991, Mr. Horn served as the Chairman of the Board of Needham & Company, Inc. He currently holds the honorary position of Chairman Emeritus of Needham & Company, Inc. Mr. Horn is a director of Western Digital Corporation, a computer equipment manufacturer, Varco International, Inc., a manufacturer of petroleum industry equipment, and GTI Corporation, a supplier of networking components.

     DR. NASH has been a director of the Company since 1988. Since August, 1995, he has been the President, Chief Executive Officer and a Director of TransTech Information Management Systems, Inc. From 1994 to 1995, Dr. Nash was Chairman, Chief Executive Officer and President of Digital Perceptions, Inc., and, from 1989 to 1994, was the Chief Executive Officer and President of Visqus as well as Conner Technology, Inc., both subsidiaries of Conner Peripherals, Inc. Dr. Nash is currently a director of Proxima Corporation, a computer equipment manufacturer, ViaSat, Inc., a manufacturer of satellite communication equipment, and Esscor, Inc., an electrical utility simulation company.

     MR. LUICK has been a director of the Company since 1994. Mr. Luick served as President and a director of GTI Corporation from 1989 through 1995 and as Chief Executive Officer of GTI Corporation from 1991 through 1995.

     MR. CORCORAN has been the President and Chief Operating Officer of the Electronic Systems sector of Lockheed Martin Corporation since March 1995. From 1993 to 1995 Mr. Corcoran was President of the Electronics Group of Martin Marietta Corporation, and from 1983 to 1993 he held various management positions with the Aerospace segment of General Electric Company. Mr. Corcoran is a member of the Board of Trustees of Worcester Polytechnic Institute, the Board of Trustees of Stevens Institute of Technology and the Board of Governors of the Electronic Industries Association and a Director of the U.S. Navy Submarine League.

     MR. GIBBS has been the President and Chief Executive Officer of DH Technology, Inc. since November 1985 and Chairman of DH Technology, Inc. since February 1987. From August 1993 to November 1985 he held various positions, including those of President and Chief Operating Officer, with Computer and Communications Technology, a supplier of rigid disc magnetic recording heads to the peripheral equipment segment of the computer industry.

BOARD MEETINGS AND COMMITTEES

     The Board held a total of five meetings during the fiscal year ended January 31, 1996. No director attended fewer than 75 percent of the aggregate of all meetings of the Board and of the committees, if any, upon which such director served.

     The Company's Audit Committee was instituted on February 28, 1996 and currently consists of Mr. Horn and Dr. Nash. Mr. Horn is the Chairman of the Audit Committee. The principal functions of the Audit Committee are to recommend engagement of the Company's independent auditors, to consult with the Company's auditors concerning the scope of the audit and to review with them the results of their examination, to review and approve any material accounting policy changes affecting the Company's operating results and to review the Company's financial control procedures and personnel.

     The Compensation Committee currently consists of Mr. Horn, Dr. Nash and Mr. Luick. Dr. Nash is the Chairman of the Compensation Committee. The Compensation Committee determines compensation and benefits for the Company's executive officers and, as of February 28, 1996, administers the Company's equity incentive plans. The Compensation Committee held one meeting during the fiscal year ended January 31, 1996.

     During the fiscal year ended January 31, 1996, the Board did not have a nominating committee. On February 28, 1996 the Board formed a Nominating Committee, which currently consists of Dr. Nash, Mr. Ragland and Mr. Horn. Dr. Nash is the Chairman of the Nominating Committee. The Nominating Committee will review potential candidates for service on the Board.

COMPENSATION OF DIRECTORS

     In the fiscal year ended January 31, 1996, the Company's outside directors received an annual retainer fee of $4,000 for serving on the Board of Directors and received a fee of $900 for each Board meeting attended plus reimbursement for their reasonable travel expenses in attending Board and committee meetings.

                                   MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following sets forth certain information regarding beneficial ownership of the Common Stock as of April 17, 1996 (i) by each person who is known by the Company to own beneficially more than 5 percent of the Common Stock, (ii) by each of the Company's directors and by each nominee to the Board, (iii) by the Chief Executive Officer and the four other most highly paid executive officers of the Company at fiscal year end (the "Named Executive Officers") and (iv) by all directors and executive officers as a group.

                                                                          NUMBER OF     PERCENTAGE OF
                                                                           SHARES          SHARES
                                                                        BENEFICIALLY    BENEFICIALLY
                                                                          OWNED(1)       OWNED(1)(2)
                                                                        -------------   -------------
Ronald E. Ragland(3)..................................................    1,055,500          13.6
  9404 Chesapeake Drive
  San Diego, California 92123
Denny Morgan(4).......................................................      341,500           4.4
Jack A. Giles(5)......................................................      240,800           3.1
Errol Ekaireb.........................................................      152,500           2.0
Gary L. Luick(6)......................................................        1,500             *
Andre R. Horn.........................................................       12,500             *
Jeffrey M. Nash.......................................................       42,500             *
Thomas A. Corcoran....................................................        6,000             *
Thomas A. George......................................................        4,750             *
William H. Gibbs......................................................           --             *
All directors and executive officers
  as a group (8 persons)(6)...........................................    1,851,550          23.9

- - ---------------

 *  Less than one percent of the outstanding shares of Common Stock.

(1) This table is based upon information supplied by directors, officers and principal shareholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders identified in this table has sole voting and investment power with respect to the shares shown. Percentage of ownership is based on 7,762,162 shares of Common Stock outstanding as of April 17, 1996.

(2) Shares issuable upon exercise of outstanding options are considered outstanding for purposes of calculating the percentage of ownership of Common Stock of the person holding such options, but are not considered outstanding for computing the percentage of ownership of any other person.

(3) Includes 10,000 shares held by Mr. Ragland's minor children and 2,500 shares held by Mr. Ragland's spouse.

(4) All shares beneficially owned by Mr. Morgan are held in the Morgan Trust, of which Mr. Morgan and his spouse act as co-trustees.

(5) Includes 7,750 shares held by Mr. Giles' spouse.

(6) Includes 1,500 shares issuable upon exercise of outstanding options that are exercisable within 60 days of April 17, 1996.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation for the fiscal years ended January 31, 1995 and January 31, 1996 of the Named Executive Officers. None of the Named Executive Officers earned any bonuses or compensation for the fiscal years other than as set forth in the table or received any restricted stock awards, stock appreciation rights or long-term incentive plan payouts.

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION
                                              FISCAL     ---------------------------        ALL OTHER
        NAME AND PRINCIPAL POSITION            YEAR      SALARY ($)(1)     BONUS ($)     COMPENSATION ($)
- - --------------------------------------------  ------     -------------     ---------     ----------------
Ronald E. Ragland...........................   1996         266,667          82,000           11,242(2)
  Chairman of the Board and Chief              1995         242,497          78,697           11,635(3)
  Executive Officer
Errol Ekaireb...............................   1996         214,167          82,000           12,099(4)
  President and Chief Operating                1995         200,000          78,697            9,200(5)
  Officer
Jack A. Giles...............................   1996         198,333          82,000           10,723(6)
  Executive Vice President                     1995         184,833          78,697            9,648(7)
Denny Morgan................................   1996         135,834          32,000              722(8)
  Senior Vice President                        1995         127,000          20,000              216(9)
Thomas A. George............................   1996         125,042          24,000              200(10)
  Senior Vice President, Chief                 1995         112,000          15,000              200(10)
  Financial Officer and Secretary

- - ---------------

 (1) Includes amounts deferred at the option of the officer pursuant to the Company's deferred compensation plan for employee directors.

 (2) Includes compensation in the form of an automobile allowance in the amount of $9,000, a $200 contribution to the Company 401(k) plan and $2,042 in life insurance premiums.

 (3) Includes compensation in the form of an automobile allowance in the amount of $9,000, a $200 contribution to the Company 401(k) plan and $2,435 in life insurance premiums.

 (4) Includes compensation in the form of an automobile allowance in the amount of $9,000, a $200 contribution to the Company 401(k) plan and $2,899 in life insurance premiums.

 (5) Includes compensation in the form of an automobile allowance in the amount of $9,000 and a $200 contribution to the Company 401(k) plan.

 (6) Includes compensation in the form of an automobile allowance in the amount of $9,000, a $200 contribution to the Company 401(k) plan and $1,523 in life insurance premiums.

 (7) Includes compensation in the form of an automobile allowance in the amount of $9,000, a $200 contribution to the Company 401(k) plan and $448 in life insurance premiums.

 (8) Includes compensation in the form of a $200 contribution to the Company 401(k) plan and $522 in life insurance premiums.

 (9) Includes compensation in the form of a $200 contribution to the Company 401(k) plan and $16 in life insurance premiums.

(10) Consists of compensation in the form of a $200 contribution to the Company 401(k) plan.

     The Company did not grant any stock options to the Named Executive Officers in the fiscal year ended January 31, 1996. The following table sets forth certain information regarding the value of options held by the Named Executive Officers on January 31, 1996.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                                                                                                  VALUE OF
                                                              NUMBER OF SECURITIES               UNEXERCISED
                                                                   UNDERLYING                   IN-THE-MONEY
                       SHARES ACQUIRED        VALUE          UNEXERCISED OPTIONS(#)              OPTIONS($)
        NAME           ON EXERCISE (#)     REALIZED ($)     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
- - ---------------------  ---------------     ------------     -------------------------     -------------------------
Ronald E. Ragland....          --                 --                   0/0                           0/0
Errol Ekaireb........          --                 --                   0/0                           0/0
Jack A. Giles........          --                 --                   0/0                           0/0
Denny Morgan.........          --                 --                   0/0                           0/0
Thomas A. George.....       1,250              5,000(1)                0/0                           0/0

- - ---------------

(1) Value realized is the difference between the exercise price of $4.00 per share and the public offering price of $8.00 per share.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee is comprised of three independent nonemployee directors. As members of the Compensation Committee, it is our responsibility to determine the most effective total executive compensation strategy, based upon the business needs of the Company and consistent with shareholders' interests, to administer the Company's executive compensation plans, programs and policies, to monitor corporate performance and its relationship to compensation of executive officers, and to make appropriate recommendations concerning matters of compensation.

  Compensation Philosophy

     The major goals of the compensation program are to align compensation with the attainment of key business objectives and to enable the Company to attract, retain and reward capable executives who can contribute to the continued success of the Company. Three key goals form the basis of compensation decisions for all employees of the Company:

     1. To attract and retain the most highly qualified management and employee team;

     2. To pay competitively compared to similar technology and defense electronics companies and to provide appropriate incentive for achieving high levels of performance compared to similar organizations in the marketplace; and

     3. To motivate executives and employees to achieve the Company's annual and long-term business goals and encourage behavior toward the fulfillment of those objectives.

     As a result of this philosophy, the Company's executive compensation program consists of base salary, bonuses and standard benefits.

     Base Salary. The Compensation Committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with technology and defense electronics companies in comparable stages of development and other comparable technology companies in the San Diego area. For external marketplace comparison purposes, a group of 17 comparable companies are utilized for determining competitive compensation levels.

     Base salary represents the fixed component of the executive compensation program. Determination of base salary levels is established on an annual review of marketplace competitiveness with similar technology and defense electronics companies, and on individual performance. Periodic increases in base salary relate to individual contributions evaluated against established objectives, relative marketplace competitiveness levels, and the industry's annual competitive pay practice movement.

     Bonuses and Stock Plans. The Company's bonus program is an integral part of the compensation program and is designed to reward executives for long-term strategic management and for attaining specific annual performance goals. Each year a portion of the Company's pre-tax profits comprise the bonus "pool," and the Compensation Committee determines the bonus amount for the Chief Executive Officer, the President and the Executive Vice President of the Company, based on both attainment by those officers of specific goals, and on overall corporate performance. The Chief Executive Officer, President and Executive Vice President determine the bonus amount for the other executive officers and for all other salaried employees, based on similar criteria. Because of the substantial stock ownership of the Company's senior management, the interests of the Company's shareholders and management are closely aligned, and the Compensation Committee therefore historically has placed less emphasis on equity grants than other comparable companies. Executive officers of the Company are eligible to receive awards under the Equity Incentive Plan, and all executive officers other than Mr. Ragland (who is a holder of more than five percent of the stock of the Company) are eligible to participate in the Employee Stock Purchase Plan (each as described below).

  Compensation for the Chief Executive Officer

     In the fiscal year ended January 31, 1996, Ronald Ragland was paid a salary of $266,667 and a bonus of $82,000. Mr. Ragland also received an automobile allowance of $9,000, a $200 contribution to the Company 401(k) plan and $2,042 in life insurance premiums. The total compensation paid to Mr. Ragland in the fiscal year ended January 31, 1996 is approximately the industry median for chief executive officers of the competitive industry comparative group.

  Summary

     The Compensation Committee believes that the compensation of executives by the Company is appropriate and competitive with the compensation provided by other technology and defense electronics companies with which the Company competes for executives and employees. The Committee believes its compensation strategy, principles, and practices result in a compensation program tied to shareholder returns and linked to the achievement of annual and longer-term financial and operational results of the Company on behalf of the Company's shareholders.

     The Compensation Committee of the Board of Directors

              -- Andre R. Horn
              -- Jeffrey M. Nash
              -- Gary L. Luick

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended January 31, 1996, no executive officer of the Company served on the board of directors or compensation committee of another company that had an executive officer serve on the Company's Board of Directors or Compensation Committee.


COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT


     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission and the National Association of Securities Dealers. Such officers, directors and ten percent shareholders are also required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) forms that they file. The Company did not become subject to these requirements until February 1996, and accordingly no such reports were due during the fiscal year ended January 31, 1996.

STOCK PRICE PERFORMANCE GRAPH

     Because there was no public market for the Common Stock until after the end of the fiscal year ended January 31, 1996, a graph of the performance of the price of the Common Stock is not being provided.

                 DESCRIPTION OF CERTAIN EMPLOYEE BENEFIT PLANS

DESCRIPTION OF THE EQUITY INCENTIVE PLAN

     In November 1995, the Board adopted the Equity Incentive Plan (the "Incentive Plan"), and in January 1996 the shareholders of the Company approved the Incentive Plan. The Incentive Plan is intended to strengthen the Company by providing selected employees, consultants and directors of the Company and its subsidiaries and affiliates an opportunity to participate in the Company's future by offering them an opportunity to acquire stock in the Company so as to retain, attract and motivate them. Administration of the Incentive Plan may be either by the Board or a committee of the Board (in either case, the "Committee"). The Committee may select key employees, including executive officers, consultants and directors to receive awards under the Incentive Plan and has broad discretion to determine the amount and type of awards and terms and conditions of the awards. Individual grants will generally be based on a person's present and potential contribution to the Company. As of April 17, 1996 the Company had a total of 749 employees and directors. A total of 750,000 shares of Common Stock is authorized for issuance under the Incentive Plan.

     Since the grant of awards under the Incentive Plan is based upon a determination made by the Committee after a consideration of various factors, the Company currently cannot determine the nature and amount of any awards that will be granted in the future to any eligible individual or group of individuals. No shares of Common Stock were granted pursuant to awards under the Incentive Plan in the fiscal year ended January 31, 1996.

     Awards may be granted in the form of stock options ("Options"), restricted stock ("Restricted Stock"), stock purchase rights ("Stock Purchase Rights") or performance shares ("Performance Shares"). Any award may be granted either alone or in addition to other awards granted under the Incentive Plan. The Committee may condition the grant of the award upon the attainment of specified Company, group or division performance goals or other criteria, which need not be the same for all participants. No award may be granted under the Incentive Plan on or after November 28, 2005, but outstanding awards may extend beyond that date.

     Options. Options granted under the Incentive Plan may be Incentive Stock Options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options ("NQOs"). The exercise price of ISOs may not be less than the fair market value of the shares subject to the option on the date of grant. The exercise price of NQOs must be at least 85 percent of the fair market value of the shares subject to the option on the date of grant. The term of any ISO granted under the plan may not exceed 10 years and the term of any NQO may not exceed 15 years. Certain other limitations are also applicable to ISOs in order to take advantage of the favorable tax treatment that may be available for ISOs.

     Restricted Stock. Restricted Stock awards consist of non-transferable shares of Common Stock of the Company. The Committee may provide for the lapse of the transfer restrictions over a period of not more than ten years, or may accelerate or waive such restrictions, in whole or in part, based on service, performance or other criteria determined by the Committee.

     Stock Purchase Rights. Stock Purchase Rights consist of a grant to purchase Common Stock of the Company at a purchase price of not less than 85 percent of the fair market value of the Common Stock on the grant date. Stock Purchase Rights are generally exercisable for a period of up to 30 days after the grant date.

     Performance Shares. Performance Shares are shares of Common Stock issuable upon the attainment of performance criteria. At the time of a grant the Committee will determine the number of shares of Common Stock to be awarded at the end of the performance period if and to the extent that the specified performance targets are met. The consideration payable by a participant with respect to a Performance Share award will be determined by the Committee but may not exceed 50 percent of the fair market value of the Common Stock on the date of grant. The Committee will determine the performance period, which must be at least one year and not more than six years, the performance objectives to be used in granting the awards and the extent to which awards have been earned. Performance periods may overlap, and participants may be awarded Performance Shares having different performance criteria. Performance Share awards may be payable in cash or stock, at the discretion of the Committee, and may bear interest or earn dividends.

     The consideration payable for, upon exercise of, or for tax payable in connection with, an award may be paid in cash, by promissory note of the participant, or by delivery of other property, including securities of the Company, as authorized by the Committee. The Company will not receive any consideration upon the grant of any awards. Awards generally may be exercised at any time within three months after a participant's employment by, or consulting relationship with, the Company terminates (but only to the extent exercisable or payable at the time of termination). If termination is due to the participant's death, retirement or disability, the award may be exercised for two years thereafter. Shares issued under an award may be subject to a right of repurchase by the Company. No award shall be assignable or otherwise transferable by a participant other than by will or by the laws of descent and distribution.

     The Committee may adjust the performance goals and measurements applicable to awards. The Committee also may waive in whole or in part any or all restrictions, conditions, vesting or forfeiture with respect to any award granted under the Incentive Plan.

     The Board may amend, alter or discontinue the Incentive Plan or any award at any time, except that the consent of a participant is required if the participant's rights under an outstanding award would be impaired. In addition, to the extent required for the Incentive Plan to satisfy the conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or, with respect to provisions solely as they relate to ISOs, to the extent required for the Incentive Plan to comply with Section 422 of the Code, the shareholders of the Company must approve any amendment, alteration or discontinuance of the Incentive Plan that would (i) increase the total number of shares reserved under the Incentive Plan, (ii) change the minimum price terms for Option exercise, (iii) change the class of employees and consultants eligible to participate in the Incentive Plan, (iv) extend the maximum option exercise period or (v) materially increase the benefits accruing to participants under the Incentive Plan.

     The Incentive Plan will constitute an unfunded plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or arrangements to meet the obligations under the Incentive Plan to deliver stock or make payments.

  Federal Income Tax Consequences

     See "Certain Federal Income Tax Consequences" below for a discussion of federal income tax consequences relating to participation in the Incentive Plan.

DESCRIPTION OF THE EMPLOYEE STOCK PURCHASE PLAN

     In November 1995, the Board adopted the Employee Stock Purchase Plan (the "Purchase Plan"), and in January 1996 the shareholders of the Company approved the Purchase Plan. The Purchase Plan permits employees to purchase the Company's Common Stock at a discounted price. The Purchase Plan is designed to encourage and assist a broad spectrum of employees of the Company to acquire an equity interest in the Company through the purchase of Common Stock. It is also intended to provide to employees participating in the Purchase Plan the tax benefits available under Section 421 of the Code. The Purchase Plan covers an aggregate of 250,000 shares. Management currently believes these shares to be sufficient for all stock purchases under the Purchase Plan for approximately two years.

     All employees, including executive officers and directors who are employees, customarily employed more than 20 hours per week and more than five months per year by the Company are eligible to participate in the Purchase Plan on the first enrollment date following employment. However, employees who hold, directly or through options, five percent or more of the stock of the Company are not eligible to participate. Participants may elect to participate in the Purchase Plan by contributing up to a maximum of 15 percent of their compensation, or such lesser percentage as the Board may establish from time to time. Enrollment dates are the first trading day of February, May, August and November, or such other dates as may be established by the Board from time to time. The first enrollment date was February 1, 1996. On the last trading day of each January, April, July and October, beginning in April 1996, or such other dates as may be established by the Board from time to time, the Company will apply the funds then in each participant's account to the purchase of shares. The cost of each share purchased is 85 percent of the lower of the fair market value of Common Stock on (i) the enrollment date or (ii) the purchase date. The length of the enrollment period may not exceed a maximum of 24 months. No participant's right to acquire shares may accrue at a rate exceeding $25,000 of fair market value of Common Stock (determined as of the first trading day in an enrollment period) in any calendar year.

     The Board may administer the Purchase Plan or the Board may delegate its authority to a committee composed of not fewer than two outside directors and may delegate routine matters to management. The Board may amend or terminate the Purchase Plan at any time and may provide for an adjustment in the purchase price and the number and kind of securities available under the Plan in the event of a reorganization, recapitalization, stock split, or other similar event. However, amendments that would increase the number of shares reserved for purchase, or would otherwise require shareholder approval in order to comply with federal securities regulations, require shareholder approval. Shares available under the Purchase Plan may be either outstanding shares repurchased by the Company or newly issued shares.

     As of April 17, 1996 approximately 745 employees of the Company were eligible to participate in the Purchase Plan, and 350 employees were enrolled in the Purchase Plan. Since the number of shares purchased under the Plan by any employee and the purchase price thereof are determined by the level of voluntary contribution by such employee and the market price of the shares in effect from time to time, the Company currently cannot determine the number of shares that may be purchased in the future by any eligible individual or group of individuals or the purchase price thereof.

  Federal Income Tax Consequences

     See "Certain Federal Income Tax Consequences" below for a discussion of federal income tax consequences relating to participation in the Purchase Plan.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES IS BASED UPON EXISTING STATUTES, REGULATIONS AND INTERPRETATIONS THEREOF. THE APPLICABLE RULES ARE COMPLEX, AND INCOME TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH PLAN PARTICIPANT. THIS PROXY STATEMENT DESCRIBES FEDERAL INCOME TAX CONSEQUENCES OF GENERAL APPLICABILITY BUT DOES NOT PURPORT TO DESCRIBE PARTICULAR CONSEQUENCES TO EACH INDIVIDUAL PLAN PARTICIPANT OR FOREIGN, STATE OR LOCAL INCOME TAX CONSEQUENCES, WHICH MAY DIFFER FROM UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

INCENTIVE STOCK OPTIONS

     Award; Exercise. ISOs are intended to constitute "incentive stock options" within the meaning of Section 422 of the Code. ISOs may be granted only to employees of the Company (including directors who are also employees). An optionee does not recognize taxable income upon either the grant or exercise of an ISO. However, the excess of the fair market value of the shares purchased upon exercise over the option exercise price (the "Option Spread") is includable in the optionee's "alternative minimum taxable income" ("AMTI") for purposes of the alternative minimum tax ("AMT"). The Option Spread is generally measured on the date of exercise and is includable in AMTI in the year of exercise. Special rules regarding the time of AMTI inclusion may apply for shares subject to a repurchase right or other "substantial risk of forfeiture"

(including, in the case of each person subject to the reporting requirements of Section 16 of the Exchange Act, limitations on resale of shares imposed under
Section 16(b) of the Exchange Act).

     Sale of Option Shares. If an optionee holds the shares purchased under an ISO for at least two years from the date the ISO was granted and for at least one year from the date the ISO was exercised, any gain from a sale of the shares other than to the Company is taxable as long-term capital gain. Under these circumstances, the Company would not be entitled to a tax deduction at the time the ISO is exercised or at the time the stock is sold. If an optionee were to dispose of stock acquired pursuant to an ISO before the end of the required holding periods (a "Disqualifying Disposition"), the amount by which the market value of the stock at the time the ISO is exercised exceeds the exercise price (or, if less, the amount of gain realized on the sale) is taxable as ordinary income, and the Company is entitled to a corresponding tax deduction. Such income is subject to information reporting requirements and may become subject to income and employment tax withholding. Gain from a Disqualifying Disposition in excess of the amount required to be recognized as ordinary income is capital gain. Optionees are required to notify the Company immediately prior to making a Disqualifying Disposition. If stock is sold to the Company rather than to a third party, the sale may not produce capital gain or loss. A sale of shares to the Company will constitute a redemption of such shares which could be taxable as a dividend unless the redemption is "not essentially equivalent to a dividend" within the meaning of the Code. The timing and amount of income from a Disqualifying Disposition and the beginning of the optionee's holding period for determining whether capital gain or loss is long- or short-term may be affected if option stock is acquired subject to a repurchase right or other "substantial risk of forfeiture" (including in the case of each person subject to the reporting requirements of Section 16 of the Exchange Act, limitations on resale of shares imposed under Section 16(b) of the Exchange Act).

     Exercise With Stock. If an optionee pays for ISO shares with shares of the Company acquired under an ISO or a qualified employee stock purchase plan ("statutory option stock"), the tender of shares is a Disqualifying Disposition of the statutory option stock if the above described (or other applicable) holding periods respecting those shares have not been satisfied. If the holding periods with respect to the statutory option stock are satisfied, or the shares were not acquired under a statutory stock option of the Company, then any appreciation in value of the surrendered shares is not taxable upon surrender. Special basis and holding period rules apply where previously owned non-statutory option stock is used to exercise an ISO.

NONQUALIFIED STOCK OPTIONS

     Award; Exercise. An optionee is not taxable upon the award of a NQO. Federal income tax consequences upon exercise will depend upon whether the shares thereby acquired are subject to a "substantial risk of forfeiture." If the shares are not subject to a substantial risk of forfeiture, or if they are so restricted and the optionee files an election under Section 83(b) of the Code (a "Section 83(b) Election") with respect to the shares, the optionee will have ordinary income at the time of exercise measured by the Option Spread on the exercise date. The optionee's tax basis in the shares will be the fair market value of the shares on the date of exercise, and the holding period for purposes of determining whether capital gain or loss upon sale is long- or short-term also will begin on or immediately after that date. If the shares are subject to a substantial risk of forfeiture and no Section 83(b) Election is filed, the optionee will not be taxable upon exercise, but instead will have ordinary income on the date the restrictions lapse, in an amount equal to the difference between the amount paid for the shares under the NQO and their fair market value as of the date of lapse; in addition, the optionee's holding period will begin on the date of the lapse.

     Whether or not the shares are subject to a substantial risk of forfeiture, the amount of ordinary income taxable to an optionee who is an employee at the time of grant constitutes "supplemental wages" subject to withholding of income and employment taxes by the Company, and the Company receives a corresponding income tax deduction.

     Sale of Option Shares. Upon sale, other than to the Company, of shares acquired under a NQO, an optionee generally will recognize capital gain or loss to the extent of the difference between the sale price and the optionee's tax basis in the shares, which will be long-term gain or loss if the employee's holding period in the shares is more than one year. If stock is sold to the Company, rather than to a third party, the sale may not produce capital gain or loss. A sale of shares to the Company will constitute a redemption of such shares, which could be taxable as a dividend unless the redemption is "not essentially equivalent to a dividend" within the meaning of the Code.

     Exercise with Stock. If an optionee tenders Common Stock to pay all or part of the exercise price of a NQO, the optionee will not have a taxable gain or deductible loss on the surrendered shares. Instead, shares acquired upon exercise that are equal in value to the fair market value of the shares surrendered in payment are treated as if they had been substituted for the surrendered shares, taking as their basis and holding period the basis and holding period that the optionee had in the surrendered shares. The additional shares are treated as newly acquired with a zero basis.

     If the surrendered shares are statutory option stock as described above under "Incentive Stock Options", with respect to which the applicable holding period requirements for favorable income tax treatment have not expired, then the newly acquired shares substituted for the statutory option shares should remain subject to the federal income tax rules governing the surrendered shares, but the surrender should not constitute a Disqualifying Disposition of the surrendered stock.

RESTRICTED STOCK

     Upon receipt of Restricted Stock, a recipient generally has taxable income in the amount of the excess of the then fair market value of the Common Stock over any consideration paid for the Common Stock (the "spread"). However, if the Common Stock is subject to a "substantial risk of forfeiture" (described under "Incentive Stock Options," above) and the recipient does not make a Section 83(b) Election, the recipient will have taxable income upon lapse of the risk of forfeiture, rather than at receipt, in an amount equal to the spread on the date of lapse. The taxable income constitutes supplemental wages subject to income and employment tax withholding, and the Company receives a corresponding income tax deduction. The consequences upon sale or disposition of Restricted Stock generally are the same as for Common Stock acquired under a NQO (see above).

PERFORMANCE SHARES

     Receipt of an award of Performance Shares will generally be treated for tax purposes in the same manner as an award of Restricted Stock, i.e., as receipt of property subject to restrictions.

STOCK PURCHASE RIGHTS

     The tax treatment of Stock Purchase Rights is identical to that of NQOs, as described above.

PURCHASE PLAN

     In general, participants will not have taxable income or loss under the Purchase Plan until they sell or otherwise dispose of shares acquired under the Purchase Plan (or die holding such shares). If the shares are held, as of the date of sale or disposition, for longer than both: (i) two years after the beginning of the enrollment period during which the shares were purchased and
(ii) one year following purchase, a participant will have taxable ordinary income equal to 15% of the fair market value of the shares on the first day of the enrollment period (but not in excess of the gain on the sale). Any additional gain from the sale will be long-term capital gain. The Company is not entitled to an income tax deduction if the holding periods are satisfied.

     If the shares are disposed of before the expiration of both of the foregoing holding periods (a "disqualifying disposition"), a participant will have taxable ordinary income equal to the excess of the fair market value of the shares on the purchase date over the purchase price. Such ordinary income is subject to information reporting requirements and may become subject to income and employment tax withholding. In addition, the participant will have taxable capital gain (or loss) measured by the difference between the sale price and the participant's purchase price plus the amount of ordinary income recognized, which gain (or loss) will be long-term if the shares have been held as of the date of sale for more than one year. The Company is entitled to an income tax deduction equal to the amount of ordinary income recognized by a participant in a disqualifying disposition.

     Special rules apply to participants who are directors or officers.

SPECIAL FEDERAL INCOME TAX CONSIDERATION DUE TO SHORT SWING PROFIT RULE

     The potential liability of a person subject to Section 16 of the Exchange Act to repay short-swing profits from the resale of shares acquired under a Company plan constitutes a "substantial risk of forfeiture" within the meaning of the above-described rules, which is generally treated as lapsing at such time as the potential liability under Section 16 lapses. Persons subject to Section 16 who would be required by Section 16 to repay profits from the immediate resale of stock acquired under a Company plan should consider whether to file a
Section 83(b) Election at the time they acquire stock under a Company plan in order to avoid deferral of the date that they are deemed to acquire shares for federal income tax purposes.

                                  PROPOSAL TWO
                              AMENDMENT OF BYLAWS

     The shareholders are being asked to approve an amendment to the Bylaws of the Company to set the size of the Board of Directors from seven to eleven directors, with the exact number to be fixed by the Board.

AMENDMENT TO BYLAWS

     The Company's Bylaws currently provide that the Board shall have from five to nine members with the exact number to be fixed by the Board. The proposed amendment to the Bylaws would provide that the Company shall have from seven to eleven directors, with the exact number to be fixed by the Board. The purpose of this amendment is to give the Board flexibility to increase the size of the Board in order to bring additional experience to the Board in the area of commercial wireless telecommunications or to include on the Board representatives of collaborative partners or entities acquired by the Company.

PROPOSAL; BOARD RECOMMENDATION

     Shareholders are being asked to approve the proposed amendment to the Bylaws. The affirmative vote of the holders of a majority of the outstanding shares of the Company is required for approval. The Board recommends a vote "FOR APPROVAL" of the proposal.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board has selected Ernst & Young LLP as independent public accountants to audit the financial statements of the Company for the fiscal year to end January 31, 1997. Ernst & Young LLP has been engaged as the Company's auditors since 1985. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. The representatives of Ernst & Young LLP also will be available to respond to questions raised during the meeting.

                             SHAREHOLDER PROPOSALS


     Proposals of shareholders of the Company which are intended to be presented at the Company's 1997 meeting of shareholders must be received by the Secretary of the Company no later than January 17, 1997 in order to be included in the proxy soliciting material relating to that meeting.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board may recommend.

                                          THE BOARD OF DIRECTORS

                                          [SIGNATURE]


San Diego, California
May 17, 1996


     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTPAID ENVELOPE.

PROXY                                                                     PROXY

                                  REMEC, INC.


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Ronald E. Ragland and Thomas A. George, or either of them, each with full power of substitution, the lawful attorneys and proxies of the undersigned to vote as designated below, and, in their discretion, upon such other business as may properly be presented to the meeting, all of the shares of REMEC, INC. which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders to be held on May 29, 1996, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE. The proxy holders in their discretion may cumulate votes for the election of directors. This proxy may be revoked at any time prior to the time it is voted by any means described in the accompanying Proxy Statement.


                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)




- - --------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*

                                                                                                    Please mark
                                                                                                   your votes as  [X]
                                                                                                   indicated in
                                                                                                   this example.

                                                                                                   FOR  AGAINST  ABSTAIN
                                                                       2. To approve the proposed
                                      FOR               WITHHOLD          amendment to the         [ ]    [ ]      [ ]
                                  all nominees         AUTHORITY          Company's Bylaws.
                                  noted (except        to vote (as
                                  as indicated           to all
                                     below)             nominees)
1. To elect as directors                                               PLEASE COMPLETE, DATE AND SIGN
   Ronald E. Ragland,                 [ ]                 [ ]          THIS PROXY AND MAIL IT PROMPTLY
   Errol Ekaireb, Jack A. Giles,                                       IN THE ENCLOSED ENVELOPE TO
   Denny Morgan, Andre R. Horn,                                        ASSURE REPRESENTATION OF YOUR SHARES.
   Jeffrey M. Nash, Gary L. Luick,
   Thomas A. Corcoran and
   William H. Gibbs.

   To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below:

   ____________________________________________________________________






Signature(s)________________________________________________________________________________  Dated: ________________, 1996
(Please date and sign exactly as name(s) appear(s) hereon. If shares are held jointly, each holder should sign.
Please give full title and capacity in which signing if not signing as an individual.

- - --------------------------------------------------------------------------------
                            *FOLD AND DETACH HERE*